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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                   ALLOY, INC.
                                  ------------
             (Exact name of registrant as specified in its charter)



             Delaware                                      04-3310676
             --------                                      ----------
(State of incorporation or organization)                (I.R.S. Employer
                                                        Identification No.)


 151 West 26th Street, 11th Floor, New York, NY              10001
-----------------------------------------------              -----
  (Address of principal executive offices)                 (Zip Code)



      If  this  Form  relates  to  the     If  this  Form  relates  to  the
      registration  of  a  class  of       registration  of  a  class  of
      securities  pursuant  to  Section    securities  pursuant  to  Section
      12(b)  of  The  Exchange Act and is  12(g)  of  The  Exchange Act and is
      effective  pursuant  to  General     effective  pursuant  to  General
      Instruction A.(c), please check the  Instruction A.(d), please check the
      following  box. [ ]                  following  box. [X]


 Securities Act registration statement file number to which this form relates: N/A


        Securities to be registered pursuant to Section 12(b) of the Act:

                                      None.

        Securities to be registered pursuant to Section 12(g) of the Act:

                        Preferred Stock Purchase Rights.


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Item 1.  Description of Registrant's Securities to be Registered.
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On April 9, 2003, the Board of Directors of Alloy, Inc. (the "Company") declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), to stockholders of record at the close of business on April 28, 2003 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Unit") of Series C Junior Participating Preferred Stock, $0.01 par value per share (the "Preferred Stock"), at a purchase price of $40.00 per Unit (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and American Stock Transfer & Trust Company, as Rights Agent.

Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) ten (10) calendar days following a public announcement or disclosure that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date") or (ii) ten
(10) business days following the commencement of a tender offer or exchange offer that may result in a person, entity or group becoming an Acquiring Person.

Until the Distribution Date (or earlier redemption or expiration of the Rights),
(i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding, even without such notation, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights may be exercised so that only whole shares of Preferred Stock will be issued.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on April 14, 2013, unless earlier redeemed or exchanged by the Company as described below.

As soon as practicable after the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date (other than to any Acquiring Person or any associate or affiliate of an Acquiring Person) and, thereafter, such separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors of the Company and except in connection with shares of Common Stock issued upon the exercise of employee stock options, issuances under other employee stock benefit plans or upon the conversion of convertible securities issued after the Distribution Date, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

If any Person becomes an Acquiring Person, also known as a "Section 11(a)(ii) Event", each holder of a Right will thereafter have the right to receive, upon

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exercise, that number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) which equals the exercise price of the Right divided by one-half of the current market price (as defined in the Rights Agreement) of the Common Stock at the date of the occurrence of the event. Notwithstanding any of the foregoing, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person will be null and void.

If, at any time following a Section 11(a)(ii) Event, (i) the Company is acquired in a merger or other business combination transaction or (ii) more than 50% of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, that number of shares of common stock (or other specified equity securities) of the acquiring company which equals the exercise price of the Right divided by one-half of the current market price (as defined in the Rights Agreement) of such common stock (or other specified equity securities) at the date of the occurrence of the event. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

At any time after the occurrence of a Section 11(a)(ii) Event, the Board may exchange the Rights (other than Rights owned by an Acquiring Person which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one Common Stock Equivalent (as defined in the Rights Agreement), per Right (subject to adjustment).

The Purchase Price payable, and the number of units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of Preferred Stock (other than fractions which are integral multiples of one one-hundredths of a share of Preferred Stock) will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

The Company may redeem the Rights in whole, but not in part, at any time before a Section 11(a)(ii) Event, at a price of $.001 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board). Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.001 per Right redemption price. The redemption price is payable in cash, stock or other consideration deemed appropriate by the Board.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the

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circumstances, recognize taxable income if the Rights become exercisable for
Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

Subject to certain exceptions, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to such time as the Rights are no longer redeemable.

The Rights Agreement, dated as of April 14, 2003 between the Company and American Stock Transfer & Trust Company, as Rights Agent, specifying the terms of the Rights and including the form of the Certificate of Designations setting forth the terms of the Preferred Shares as an exhibit thereto is attached hereto as an exhibit and is incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to such exhibit.

As of April 11, 2003, there were 39,526,219 shares of Common Stock outstanding. Each outstanding share of Common Stock on April 28, 2003 will have one Right attached thereto. Until the Distribution Date, the Company will issue one Right with each share of Common Stock that shall become outstanding so that all such shares will have attached Rights. 1,000,000 shares of Preferred Stock initially are reserved for issuance upon exercise of the Rights.


Item 2.   Exhibits.
          --------


4.1 Rights Agreement, dated as of April 14, 2003, between Alloy, Inc. and American Stock Transfer & Trust Company, which includes the form of Certificate of Designation setting forth the terms of the Series C Junior Participating Preferred Stock, $0.01 par value, as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C. Pursuant to the Rights Agreement, printed Rights Certificates will not be mailed until as soon as practicable after the earliest of the tenth calendar day after public announcement that a person or group has acquired beneficial ownership of twenty percent (20%) or more of the Registrant's Common Stock, $0.01 par value per share ("Common Stock"), the tenth business day (or such later date as may be determined by action of the Registrant's Board of Directors) after a person commences, or announces its intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of twenty percent (20%) or more of the Common Stock.


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                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                             ALLOY, INC.
                                             -----------
                                            (Registrant)


Dated:  April 14, 2003              By:      /s/ Matthew C. Diamond
                                            ---------------------------------
                                            Matthew C. Diamond
                                            Chairman of the Board and Chief
                                            Executive Officer



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                                  EXHIBIT INDEX

Exhibit 4.1 Rights Agreement, dated as of April 14, 2003, between Alloy, Inc. and American Stock Transfer & Trust Company, which includes the form of Certificate of Designation setting forth the terms of the Series C Junior Participating Preferred Stock, $0.01 par value, as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C. Pursuant to the Rights Agreement, printed Rights Certificates will not be mailed until as soon as practicable after the earliest of the tenth day after public announcement that a person or group has acquired beneficial ownership of twenty percent (20%) or more of the Registrant's Common Stock, $0.01 par value per share ("Common Stock"), the tenth business day (or such later date as may be determined by action of the Registrant's Board of Directors) after a person commences, or announces its intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of twenty percent (20%) or more of the Common Stock.



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